Exhibit 99.19
EXECUTION VERSION
GUARANTY
     GUARANTY (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of September 7, 2010 of Mr. Jason Nanchun Jiang (the “Guarantor”) in favor of Goldman Sachs International (the “Beneficiary”).
     WHEREAS, JJ Media Investment Holding Limited (the “Company”) and the Beneficiary have entered into (i) the Capped Call Transaction Confirmation, dated as of or about the date hereof, and the Supplemental Confirmation, dated as of or about the date hereof, subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (as further amended, supplemented or modified from time to time, and together with all schedules, annexes and exhibits thereto, the “Capped Call Confirmation”), (ii) the Share Swap Transaction Confirmation, dated as of or about the date hereof, and the Supplemental Confirmation, dated as of or about the date hereof, subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (as further amended, supplemented or modified from time to time, and together with all schedules, annexes and exhibits thereto, the “Swap Confirmation”) and (iii) the other Transaction Documents (as defined in the Capped Call Confirmation);
     WHEREAS, in consideration of the entry of the Beneficiary into the Capped Call Confirmation and the obligations of Beneficiary pursuant thereto and the entry of the Beneficiary into the Swap Confirmation and the obligations of Beneficiary pursuant thereto, the Guarantor has agreed to guarantee the payment of all amounts, and the performance of all obligations, by the Company under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents;
     WHEREAS, all capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Capped Call Confirmation or the Swap Confirmation, as the case may be;
     NOW, THEREFORE, the Guarantor hereby agrees as follows:
     Section 1. The Guaranty.
          (a) The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Beneficiary, with effect from the date of the Swap Confirmation and the other Transaction Documents, the due and punctual payment (and not merely collection), in U.S. dollars, of all present and future amounts, whether absolute or contingent, and whether for principal, interest, fees, breakage costs, expenses, indemnification or otherwise, owing by the Company under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents, as and when such amounts become due and payable, whether at their scheduled due dates, upon acceleration or otherwise (or would otherwise be owing, due or payable under the Swap Confirmation and the other Transaction Documents) and the performance of all delivery and other obligations of the Company under the Swap Confirmation and the other Transaction Documents in accordance with the terms thereof (such payment and performance obligations, the “Guaranteed Obligations”).
          (b) The obligations of the Guarantor under this Guaranty constitute a guaranty of payment and performance when due and not of collection.
          (c) The Guarantor hereby agrees to pay all costs, fees and expenses (including, without limitation, fees and disbursements of counsel) incurred by the Beneficiary in enforcing this Guaranty.
          (d) In no event shall the Beneficiary be obligated to take any action, obtain any judgment or file any claim prior to enforcing this Guaranty. The Beneficiary shall have the right, individually or jointly, to demand payment or performance of the Guaranteed Obligations upon failure of the Company punctually to pay or perform the same and to enforce the obligations of the Guarantor under this Guaranty. Accordingly, upon failure of the Company punctually to pay or perform any Guaranteed Obligation and upon demand by the Beneficiary to the Guarantor, the Guarantor agrees to pay or perform, or cause to be paid or performed, such Guaranteed Obligation; provided that delay by the Beneficiary in giving such demand shall in no event affect the Guarantor’s obligations under this Guaranty. The rights, powers, remedies and privileges provided in this Guaranty are cumulative and not exclusive of any rights, powers, remedies and privileges provided by any other agreement or by law.

          (e) The Guarantor hereby agrees that this is a continuing guaranty and that the Guaranteed Obligations shall be unconditional. The Guaranteed Obligations shall not be discharged except by the complete payment of the amounts payable under the Swap Confirmation, the Capped Call Confirmation and the other Transaction Documents, irrespective of (1) any claim as to the validity, regularity or enforceability of the Swap Confirmation or this Guaranty or any other of the other Transaction Documents; (2) any purported lack of authority of the Company to execute or deliver the Transaction Documents; (3) any change in the time, manner or place of payment of, or in any other term of, or amendment to, any Transaction Document; (4) any waiver or consent by the Beneficiary with respect to any provisions of the Swap Confirmation or any other Transaction Document or any compromise or release of any of the obligations thereunder; (5) the absence of any action to enforce the Swap Confirmation or any other Transaction Document, to recover any judgment against the Company or to enforce a judgment against the Company under the Swap Confirmation or any other Transaction Document; (6) the existence of any bankruptcy, insolvency, reorganization or similar proceedings involving the Company; (7) any setoff, counterclaim, or defense of any kind or nature which may be available to or asserted by the Guarantor or the Company against the Beneficiaries or any of their affiliates; (8) any impairment, furnishing, exchange or release of, or failure to perfect or enforce any security interest in, collateral securing the Obligations; (9) any change in the laws, rules or regulations of any jurisdiction; (10) any present or future action of any governmental authority amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of the Company under the Swap Confirmation or any other Transaction Document to which it is a party or of the Guarantor under this Guaranty, or (11) any other circumstance (other than full payment or performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.
          (f) The Guarantor hereby waives diligence, presentment, demand on the Company for payment or otherwise, any filing of claims, any requirement of a prior proceeding against the Company and protest or notice of any kind whatsoever. If at any time (including any time after termination or expiration of this Guaranty) payment of any of the Guaranteed Obligations is rescinded or must be otherwise restored or returned by the Beneficiary upon the insolvency, bankruptcy or reorganization of the Company or the Guarantor or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by such Beneficiary, all as though such payment had not been made.
     Section 2. Representations and Warranties. The Guarantor represents and warrants to the Beneficiary on the date hereof and during the duration of this Guaranty that:
          (a) he has full power, authority, and legal right to execute and deliver this Guaranty and to perform the provisions of this Guaranty on his part to be performed;
          (b) this Guaranty has been duly executed and delivered by the Guarantor and constitutes the legal, binding and enforceable obligation of the Guarantor and the Guarantor’s executors, administrators, guardians, conservators, successors and assigns;
          (c) his execution, delivery and performance of this Guaranty have been and remain duly authorized by all necessary action and do not contravene any provision of any organizational document, any laws applicable to him or any contractual restriction binding on him or his assets;
          (d) no notice to, consent, authorization or approval by, or filing with, any governmental authority having jurisdiction over the Guarantor or his property is required for his execution, delivery or performance of this Guaranty;
          (e) except for the legal proceeding In re: Focus Media Limited Litigation, described under item 8.A—“Legal Proceedings” in the annual report on Form 20-F of Focus Media Holding Limited, as filed on June 29, 2010, and as subsequently amended on July 16, 2010 and September 7, 2010, to which proceeding Jason Nanchun Jiang as a director of Focus Media Holding Group is named as a party, there is not pending or, to the Guarantor’s knowledge, threatened against the Guarantor, any action, suit or proceeding before any governmental authority or governmental official or any arbitrator that could be reasonably be expected to affect the legality, validity or enforceability against the Guarantor of this Guaranty or the Guarantor’s ability to perform his obligations under this Guaranty; and

          (f) the execution by the Guarantor of this Guaranty is a free, voluntary and competent act.
     Section 3. Subrogation of Rights. By accepting this Guaranty and entering into the Transaction Documents to which it is a party, the Beneficiary agrees that the Guarantor shall be subrogated to all rights of the Beneficiary against the Company in respect of any amounts paid by the Guarantor pursuant to this Guaranty, provided that the Guarantor shall be entitled to enforce or to receive any payment or take any other action arising out of or based upon such right of subrogation only when all amounts payable by the Company under the Transaction Documents to which it is a party have been paid and the Transaction Documents to which it is a party have been terminated.
     Section 4. Binding Effect. This Guaranty shall be binding upon the Guarantor, his executors, administrators, guardians, conservators, successors and assigns and shall inure to the benefit of each Beneficiary and its successors and assigns. The Guarantor may not assign his rights nor delegate his obligations under this Guarantee, in whole or in part, without prior written consent of the Beneficiary, and any purported assignment or delegation absent such consent is void. If the Beneficiary assigns or otherwise transfers all or any portion of its rights and obligations under the Swap Confirmation or the Capped Call Confirmation to any other Person, in each case, in accordance with the terms thereof, then such other Person shall thereupon become a Beneficiary hereunder vested with all the benefits in respect of such transferred rights and obligations granted to the predecessor Beneficiary herein.
     Section 5. Notices. Any notice to the Guarantor hereunder shall be in writing and sent in any manner permitted by Section 12(a) of the Agreement (as defined in the Swap Confirmation) to the following address and person or to such other address or person’s attention as the Guarantor shall from time to time notify the Beneficiary.
Jason Nanchun Jiang
c/o Focus Media Holding Company
28-30/F, Zhao Feng World Trade Building
369 Jiangsa Road
Shanghai 200050
People’s Republic of China
     Any notice addressed as provided above shall be deemed given as provided in Section 12(a) of the Agreement (as defined in the Swap Confirmation).
     Section 6. Governing Law; Submission to Jurisdiction.
          (a) This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of another jurisdiction.
          (b) The Guarantor irrevocably submits to the “jurisdiction” specified in Section 13(b) of the Agreement (as defined in, and modified by, the Swap Confirmation) for purposes of any action or proceeding relating to this Guaranty and irrevocably appoints the Process Agent identified in Section 6(o) of the Swap Confirmation as its agent to receive service of summons or any other legal process in connection with any action or proceeding relating to this Guaranty brought in any such court. The Guarantor irrevocably waives, to the fullest extent permitted by law, any defense or objection it may have that any such action or proceeding in any such court has been brought in an inconvenient forum.
     Section 7. Amendment. This Guaranty shall not be amended, supplemented or otherwise modified except by a writing signed by the Guarantor and the Beneficiary.
     Section 8. Gross-Up. The provisions of Section 2(d) of the Agreement (as defined in the Swap Confirmation) are incorporated by reference herein mutatis mutandis for the benefit of the Beneficiary with respect to any and all payments by the Guarantor under this Guaranty.

     IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

GUARANTOR
By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang

ACCEPTED BY:
GOLDMAN SACHS INTERNATIONAL

By:	/s/ Daniel Martin
Name: Daniel Martin
Title: Managing Director